April 7, 2020 Dear Friends and Shareholders: I write to provide whatever comfort I can in the midst of the Coronavirus pandemic and the turmoil it has brought to us all, including our families, our home and work lives, and the economy and markets. I am sure that you are aware of the negative impact of the pandemic on market investments, including our investments in Tecogen Inc. As you know, between my family and my brother’s family (and family trusts), our interests represent a significant part of Tecogen’s equity as well as an important part of our families’ investments, and I want to assure you that, together with the company, I am working to preserve and grow Tecogen’s value. We have been working hard to maintain Tecogen’s operations to the extent possible during the current pandemic despite widespread stay-at-home orders. Tecogen is operating as an essential service under state orders where we have operations and customers, and we are maintaining our key manufacturing and service functions and, where possible, have moved less critical functions to home based work. I encourage you to hear the recent comments of Ben Locke and Bob Panora, Tecogen’s CEO and President, during an investor conference call on April 1st in which Ben described the impact of the coronavirus on the company and how the company continues to function effectively. The conference call was recorded and can be heard through April 15th by calling 877-660-6853 within the US and Canada, or (201) 612-7415 from other non US locations. The conference call ID # is: 13672659. Many of you are familiar with the situations in which unusual events negatively impact market values, and know that strong companies survive difficult times and that markets tend to reflect true values over time. I have experienced and benefitted from numerous opportunities when negative market pressures have created good investment opportunities. This was the case at Thermo Electron and its spin-outs, and I believe it will be the case for Tecogen. Please call me at (781) 577- 0251 if you would like to discuss my thoughts further. Be well and thank you. Sincerely, John N. Hatsopoulos Lead Director Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com